UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2019

Verrica Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38529	46-3137900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 North High Street, Suite 200 West Chester, PA	19380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 453-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	VRCA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers

Employment Agreement with Brian Davis

In connection with his appointment as the Company’s Chief Financial Officer, Brian Davis and Verrica Pharmaceuticals Inc. (the “Company”) entered into an employment agreement, effective as of October 18, 2019 (the “Employment Agreement”).

Under the terms of the Employment Agreement, Mr. Davis is entitled to receive an annual base salary of $375,000 and an annual performance bonus with a target amount equal to 40% of his annual base salary based upon our Board of Directors’ assessment of Mr. Davis’ and the Company’s attainment of goals as set by the Board of Directors in its sole discretion. In accordance with the agreement, Mr. Davis was also awarded an option to purchase 125,000 shares of our common stock at an exercise price of $14.65 per share under the Company’s 2013 Equity Incentive Plan (the “Plan”). 25% of the shares subject to the option shall vest on October 18, 2020 (the first anniversary of Mr. Davis’ commencement of employment) and the remaining shares vest in 36 equal monthly installments thereafter, subject to Mr. Davis’ continued service and subject to full acceleration in the event of a Change in Control (as defined in the Plan). Pursuant to his agreement, Mr. Davis also entered into a confidentiality, inventions assignment, non-competition and non-solicitation agreement with us.

Pursuant to the terms of his employment agreement, Mr. Davis’ employment is at will and may be terminated at any time by us or Mr. Davis. If Mr. Davis’ employment is terminated by us without cause or by Mr. Davis for good reason, then Mr. Davis would be eligible to receive severance benefits. The length of severance benefits that Mr. Davis would receive depends on (i) when his employment is terminated and (ii) whether or not he is terminated in connection with a change in control.

If his employment is terminated by the Company without Cause (as defined in the Employment Agreement) or if Mr. Davis resigns with Good Reason (as defined in the Employment Agreement) (an “Involuntary Termination”) on or before October 18, 2020, then he would be entitled to zero months of severance benefits. If an Involuntary Termination occurs after October 18, 2020 and on or before October 18, 2021, then Mr. Davis would be entitled to 6 months of severance benefits. If an Involuntary Termination occurs after October 18, 2021, then Mr. Davis would be entitled to 12 months of severance benefits. During the applicable severance period, Mr. Davis would receive the following severance benefits, less applicable tax withholding:

•	payment of his then-current base salary in accordance with normal payroll procedures for the applicable severance period; and

•	payment or reimbursement of continued health coverage for Mr. Davis and his dependents under COBRA for the applicable severance period.

If his employment is terminated by the Company without cause or if Mr. Davis resigns with Good Reason, in either case within 12 months following or 1 month prior to the effective date of a Change in Control, then Mr. Davis would be entitled to the following severance benefits, less applicable tax withholding:

•	payment of his then-current base salary in accordance with normal payroll procedures for 12 months;

•	payment of a cash severance benefit equal to Mr. Davis’ annual bonus at the target percentage for the year in which the termination occurs;

•	payment or reimbursement of continued health coverage for Mr. Davis and his dependents under COBRA for 12 months; and

•	all equity awards owned by Mr. Davis will automatically vest.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verrica Pharmaceuticals Inc.

Date: October 24, 2019	/s/ Ted White
Ted White
President and Chief Executive Officer